Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman and	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500
DEVELOPERS DIVERSIFIED REALTY REPORTS AN INCREASE OF 27.3%
IN DILUTED FFO PER SHARE FOR THE QUARTER ENDED JUNE 30, 2007
CLEVELAND, OHIO, July 24, 2007 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant community centers, today reported operating results for the second quarter ended June 30, 2007.
•	Funds From Operations (“FFO”) per diluted share increased 27.3% to $1.26 and net income per diluted share increased 50.8% to $0.89 for the three-months ended June 30, 2007, as compared to the prior year.

•	Executed leases during the second quarter totaled approximately 1.9 million square feet, including 140 new leases and 264 renewals.

•	On a cash basis, base rental rates increased 30.3% on new leases, 7.4% on renewals and 11.3% overall.

•	Core portfolio leased percentage at June 30, 2007 was 95.9%.

•	Same store net operating income (“NOI”) for the six-month period increased 2.2% over the prior-year comparable period.
Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “We’re pleased to announce this quarter’s results, which reflect the consistent performance of our core portfolio and the successful execution of several strategic transactions. Now, five months after closing the IRRETI acquisition, we have completed all of the major objectives we previously announced to the market, which, in turn, have accomplished our primary goal: to complete a large, accretive transaction in a manner that improves portfolio quality and overall leverage ratios.”
Financial Results:
For the three-months ended June 30, 2007, FFO, a widely accepted measure of a Real Estate Investment Trust (“REIT”) performance, on a per share basis was $1.26 (diluted) and $1.27 (basic) as compared to $0.99 (basic and diluted) for the same period in the previous year. FFO available to common shareholders was $159.3 million, as compared to $109.8 million for the three-months ended June 30, 2007 and 2006, respectively, an increase of 45.1%. Net income available to common shareholders was $111.4 million or $0.89 per share (diluted) and $0.90 per share (basic) for the three-months ended June 30, 2007, as compared to $64.9 million, or $0.59 per share (diluted and basic) for the prior-year comparable period. The increase in net income and FFO for the three-months ended June 30, 2007, is primarily related to an increase in the gain on sale of assets including those recognized through the Company’s merchant build program, promoted income of approximately $13.6 million earned from one of the Company’s joint ventures in the second quarter and a full quarter of operating results from the merger with Inland Retail Real Estate Trust, Inc. (“IRRETI”).

For the six-months ended June 30, 2007, FFO, on a per share basis was $2.18 (diluted) and $2.19 (basic) as compared to $1.76 (diluted) and $1.77 (basic) for the same period in the previous year, an increase of 23.9% on a diluted basis. FFO available to common shareholders was $265.4 million, as compared to $196.0 million for the six-months ended June 30, 2007 and 2006, respectively, an increase of 35.4%. Net income available to common shareholders was $160.2 million or $1.33 per share (diluted) and $1.34 per share (basic) for the six-months ended June 30, 2007, as compared to $100.9 million, or $0.92 per share (diluted and basic) for the prior-year comparable period. The increase in net income for the six-months ended June 30, 2007, is primarily related to the merger with IRRETI, the release of certain valuation reserves and an increase in the gain on sale of assets including those recognized through the Company’s merchant build program and promoted income of approximately $13.6 million earned from one of the Company’s joint ventures in the second quarter of 2007.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
The following results from the second quarter ended June 30, 2007, highlight continued strong leasing activity throughout the portfolio:
•	Executed 140 new leases aggregating 713,318 square feet and 264 renewals aggregating 1,172,733 square feet.

•	On a cash basis, rental rates on new leases increased 30.3% and rental rates on renewals increased 7.4%. Overall, rental rates for new leases and renewals increased 11.3%.

•	Total portfolio average annualized base rent per occupied square foot as of June 30, 2007 was $12.46, as compared to $11.62 at June 30, 2006.

•	Portfolio leased rate was 96.0% as of June 30, 2007 as compared to 96.2% at June 30, 2006.
The Company currently estimates its total annual recurring capital expenditures, including tenant improvements and tenant allowances, to be approximately $24.0 million ($0.21 psf of owned GLA) in 2007. This figure includes aggregate expenditures anticipated at properties held in joint ventures.

Strategic Real Estate Transactions:
DDR Domestic Retail Fund I
In the second quarter of 2007, the Company formed DDR Domestic Retail Fund I (“the Fund”), a sponsored, fully-seeded commingled fund. The Fund acquired 63 shopping center assets aggregating 8.3 million square feet (“the Portfolio”) from the Company and a joint venture for approximately $1.5 billion. The Portfolio is comprised of 54 assets recently acquired by the Company through its acquisition of IRRETI, seven assets formerly held in a joint venture with Kuwait Financial Centre (“KFC I”), and two assets from the Company’s wholly-owned portfolio. The Company recognized a non-FFO gain of approximately $9.6 million, net of its 20% retained interest, from the sale of the two wholly-owned assets. The KFC I joint venture recorded a gain of approximately $90.2 million. The Company’s proportionate share of approximately $18.0 million of the joint venture gain was deferred as the Company retained an effective 20% ownership interest in these assets. The Company remains responsible for all day-to-day operations of the properties and receives fees for asset management and property management, leasing, construction management and ancillary income in addition to a promoted interest. Due to the sale of the assets from the KFC I joint venture, the Company recognized a promote of approximately $13.6 million, which is included in the Company’s second quarter 2007 net income and FFO.
Dividend Capital Total Realty Trust Joint Venture
In the second quarter of 2007, the Company formed a $161.5 million joint venture with Dividend Capital Total Realty Trust. The Company contributed three recently developed assets aggregating 0.7 million of Company-owned square feet to the joint venture. The Company recorded an after-tax merchant build gain, net of its 10% retained interest, of approximately $45.6 million, which is included in the Company’s second quarter FFO. The Company retained an effective 10% ownership and receives asset management and property management fees, plus fees on leasing and ancillary income. In addition, the Company will receive a promoted interest above a 9.5% leveraged threshold return.
Dispositions:
In addition to the sale of assets to the two joint ventures discussed above, the Company sold 52 shopping center properties, aggregating 5.4 million square feet for approximately $448.7 million and recognized a non-FFO gain of approximately $10.8 million in the second quarter of 2007. An additional 11 assets associated with this transaction are expected to sell in the third quarter of 2007 for approximately $154.3 million.
Common Share Repurchase Program:
During the second quarter of 2007, the Company’s Board of Directors authorized a common share repurchase program. Under the terms of the program, the Company may purchase up to a maximum value of $500 million of its common shares during the next two years.

Development (Wholly-Owned and Consolidated Joint Ventures):
The Company currently has the following shopping center projects under construction.
Wholly-Owned and Consolidated Joint Venture Developments
Currently in Progress

			Substantial
	Total	Gross Cost	Completion
Property	GLA	($Millions)	Date	Description
Ukiah (Mendocino), California	669,406	$113.5	2009	Community Center
Miami, Florida	644,999	155.7	2006-2009	Mixed Use
Tampa (Brandon), Florida	370,700	70.7	2008	Community Center
Douglasville, Georgia	124,200	22.4	2008	Community Center
Nampa, Idaho	829,975	147.0	2007-2008	Community Center
Chicago (McHenry), Illinois	454,378	73.3	2007	Community Center
Boston, Massachusetts (Seabrook, New Hampshire)	461,825	74.5	2009	Community Center
Elmira (Horseheads), New York	668,619	77.1	2007-2008	Community Center
Raleigh (Apex), North Carolina (Promenade)	87,780	20.2	2008	Community Center
Raleigh (Apex), North Carolina Beaver Creek Crossing, (Phase II)	283,217	52.3	2009	Community Center
San Antonio (Stone Oak), Texas	665,229	93.4	2007	Hybrid Center

Total	5,260,328	$900.1

The Company anticipates commencing construction in 2007 on the following additional shopping centers:
Wholly-Owned and Consolidated Joint Venture Developments
to Commence Construction in 2007

			Substantial
	Total	Gross Cost	Completion
Property	GLA_	($Millions)	Date	Description
Homestead, Florida	398,759	$95.2	2008	Community Center
Tampa (Wesley Chapel), Florida	95,408	17.4	2008	Community Center
Atlanta (Union City), Georgia	200,000	47.5	2008	Community Center
Gulfport, Mississippi	703,379	91.2	2008	Hybrid Center
Isabela, Puerto Rico	290,085	57.1	2009	Community Center
Austin (Kyle), Texas	778,415	97.2	2009	Community Center

Total	2,466,046	$405.6

At June 30, 2007, $525.5 million of costs were incurred in relation to the Company’s eleven development projects under construction and the six that will commence construction in 2007.
In addition to these developments, the Company has identified several additional development opportunities reflecting an aggregate estimated cost of over $1 billion. While there are no assurances any of these projects will move forward, they provide a source of potential development projects over the next several years. As of June 30, 2007, the projected unleveraged GAAP return, on the Company’s aggregate development and redevelopment pipeline is approximately 10%.

Development (Joint Ventures):
The Company’s joint ventures have the following shopping center projects under construction. At June 30, 2007, $159.5 million of costs had been incurred in relation to these development projects.
Joint Venture Developments
Currently in Progress

		DDR's
	Joint	Effective		Gross	Substantial
	Venture	Ownership	Total	Cost	Completion
Property	Partner	Percentage	GLA	($Millions)	Date	Description
Kansas City (Merriam), Kansas	Coventry II	20.0%	280,516	$71.0	2008	Community Center
Detroit (Bloomfield Hills), Michigan	Coventry II	10.0%	882,197	335.6	2008-2009	Lifestyle Center
Dallas (Allen), Texas	Coventry II	10.0%	521,413	167.6	2008	Lifestyle Center
Manaus, Brazil	Sonae Sierra	47.2%	477,630	95.7	2009	Enclosed Mall

			2,161,756	$669.9

The Company’s joint venture with Sonae Sierra anticipates commencing construction on a 350,000 square foot enclosed mall in Uberlandia, Brazil, with an estimated gross cost of $69.9 million.
Redevelopments and Expansions (Wholly-Owned and Consolidated Joint Ventures):
The Company is currently expanding/redeveloping the following shopping centers at a projected aggregate gross cost of approximately $93.9 million. At June 30, 2007, approximately $20.1 million of costs had been incurred in relation to these projects.
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions
Currently in Progress

Property	Description
Gadsden, Alabama	Redevelop 64,400 sf retail building
Crystal River, Florida	Construct 24,000 sf of retail shops
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior anchors
Tallahassee, Florida	Redevelop former Lowe’s Home Improvement space
Ottumwa, Iowa	Redevelop former Wal-Mart space
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Gaylord, Michigan	Redevelop former Wal-Mart space
Hamilton, New Jersey	Construct 22,500 sf of junior anchor space and retail shops
Olean, New York	Wal-Mart expansion and tenant relocation
Akron (Stow), Ohio	Redevelop former K-Mart space and develop new outparcels
Milwaukee (Brookfield),
Wisconsin	Construct 15,000 sf multi-tenant outparcel building

The Company anticipates commencing construction on the following redevelopment and expansion projects in the next year:
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions
to Commence Construction in 2007

Property	Description
Louisville, Kentucky	Construct 6,000 sf multi-tenant outparcel building for retail shops
Gulfport, Mississippi	Construct bank pad, retail shops and restaurants on 4.4 acre outparcel
Dayton (Huber Heights), Ohio	Construct 45,000 sf junior anchor
Buffalo (Amherst), New York	Construct 5,300 sf multi-tenant outparcel building for retail shops
Fayetteville, North Carolina	Reconfigure 18,000 sf of in-line space; construct multi-tenant outparcel building
Allentown, Pennsylvania	Construct 20,000 sf multi-tenant outparcel building for retail shops
Hatillo, PR	Construct 21,000 sf of junior anchor space
San Juan (Bayamon), PR (Plaza Del Sol)	Construct 144,000 sf of junior anchor space and retail shops
San Juan, PR	Redemise shop space and construct a food court
Dallas (McKinney), Texas	Construct 87,757 sf of retail shops and outparcels
Redevelopments and Expansions (Joint Ventures):
The Company’s joint ventures are currently expanding/redeveloping the following shopping centers at a projected gross cost of $567.6 million, which includes the initial acquisition costs for the Coventry II redevelopment projects. At June 30, 2007, approximately $448.5 million of costs had been incurred in relation to these projects.
Joint Venture Redevelopment and Expansion Projects
Currently in Progress

		DDR’s
		Effective
	Joint Venture	Ownership
Property	Partner	Percentage		Description
Phoenix, Arizona	Coventry II	20.0%		Large-scale redevelopment of enclosed mall to open-air format
Buena Park, California	Coventry II	20.0%		Large-Scale redevelopment of enclosed mall to open-air format
Los Angeles (Lancaster), California	Prudential Real Estate Investors	20.0%		Relocate Wal-Mart and redevelop former Wal-Mart space
Benton Harbor, Michigan	Coventry II	20.0%		Construct 89,000 sf of anchor space and retail shops
Kansas City, Missouri Cincinnati, Ohio	Coventry II Coventry II/Thor Equities	20.0 18.0	% %	Relocate retail shops and retenant former retail shop space Redevelop former JC Penney space
Cleveland (Macedonia), Ohio	Ohio State Teachers Retirement	50.0%		Retenant former retail shop space

     The Company’s joint ventures anticipate commencing expansion/redevelopment projects at the following shopping centers:
Joint Venture Redevelopment and Expansion Projects
to Commence Construction in 2007

		DDR’s
		Effective
	Joint Venture	Ownership
Property	Partner	Percentage	Description
Chicago (Deer Park), Illinois	Prudential Real Estate Investors	25.75%	Retenant former retail shop space with junior anchor and construct 13,500 sf multi-tenant outparcel building

Seattle (Kirkland), Washington	Coventry II	20.00%	Large-scale redevelopment of shopping center

Sao Paulo (Sao Bernado de Campo), Brazil	Sonae Sierra	47.20%	Expansion and renovation of the existing mall to accommodate theater tenant and redesign of the food court
Financings:
In April 2007, the Company redeemed all outstanding shares of its 8.6% Class F Cumulative Redeemable Preferred Shares, aggregating $150 million, at a redemption price of $25.10750 per Class F Preferred Share (the sum of $25.00 per share and a dividend per share of $0.10750 prorated to the redemption date). The Company recorded a non-cash charge to net income available to common shareholders of approximately $5.4 million in the second quarter of 2007 relating to original issuance costs.
During the second quarter of 2007, the Company received net cash proceeds of approximately $1.6 billion relating to the sale of assets to joint ventures and third parties. These proceeds were used to repay the balance outstanding on the Inland bridge financing of $550 million, redemption of $484 million, net, of preferred operating partnership units and the balance of $0.6 billion was used to repay revolving credit facility borrowings.
Developers Diversified currently owns and manages over 735 retail operating and development properties in 45 states, plus Puerto Rico and Brazil, totaling 155.5 million square feet. Developers Diversified Realty is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2006.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues:
Minimum rents (A)	$177,342	$132,972	$328,626	$264,441
Percentage and overage rents (A)	1,593	1,600	3,607	3,663
Recoveries from tenants	56,461	42,145	102,587	82,035
Ancillary and other property income	4,290	4,464	8,995	8,743
Management, development and other fee income	11,996	6,596	21,078	12,955
Other (B)	3,746	1,250	11,455	8,208

	255,428	189,027	476,348	380,045

Expenses:
Operating and maintenance	35,092	27,259	62,720	51,695
Real estate taxes	30,771	21,694	56,952	43,458
General and administrative (C)	19,161	15,422	40,678	30,832
Depreciation and amortization	54,772	45,217	107,225	89,563

	139,796	109,592	267,575	215,548

Other income (expense):
Interest income	2,500	2,849	6,182	5,955
Interest expense	(74,462)	(52,812)	(135,452)	(103,790)
Other (expense) income (D)	(225)	1,167	(450)	667

	(72,187)	(48,796)	(129,720)	(97,168)

Income before equity in net income of joint ventures, minority equity interests, income tax benefit of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate	43,445	30,639	79,053	67,329
Equity in net income of joint ventures (E)	21,602	4,619	27,883	10,088
Minority equity interests (F)	(7,876)	(1,947)	(13,715)	(4,221)
Income tax benefit of taxable REIT subsidiaries and franchise taxes (G)	709	2,793	15,770	2,360

Income from continuing operations	57,880	36,104	108,991	75,556
Income from discontinued operations (H)	15,545	2,694	20,960	5,744

Income before gain on disposition of real estate	73,425	38,798	129,951	81,300
Gain on disposition of real estate, net of tax	54,012	39,937	60,022	47,162

Net income	$127,437	$78,735	$189,973	$128,462

Net income, applicable to common shareholders	$111,429	$64,943	$160,173	$100,878

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$111,429	$64,943	$160,173	$100,878
Depreciation and amortization of real estate investments	54,136	45,804	106,584	90,836
Equity in net income of joint ventures (E)	(21,602)	(4,619)	(27,883)	(10,088)
Joint ventures’ FFO (E)	31,313	9,342	44,872	19,281
Minority equity interests (OP Units) (F)	569	534	1,138	1,068
Gain on disposition of depreciable real estate, net of tax	(16,587)	(6,220)	(19,443)	(5,999)

FFO available to common shareholders	159,258	109,784	265,441	195,976
Preferred dividends	16,008	13,792	29,800	27,584

FFO	$175,266	$123,576	$295,241	$223,560

Per share data:
Earnings per common share
Basic	$0.90	$0.59	$1.34	$0.92

Diluted	$0.89	$0.59	$1.33	$0.92

Dividends Declared	$0.66	$0.59	$1.32	$1.18

Funds From Operations — Basic (I)	$1.27	$0.99	$2.19	$1.77

Funds From Operations — Diluted (I)	$1.26	$0.99	$2.18	$1.76

Basic — average shares outstanding (I)	124,455	109,393	119,681	109,127

Diluted — average shares outstanding (I)	125,926	110,866	121,317	109,735

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the six-month period ended June 30, 2007, as compared to 2006, aggregated $65.3 million consisting of $4.6 million related to leasing of core portfolio properties (an increase of 1.9% from 2006), $60.4 million from the merger with IRRETI, $1.9 million from the acquisition of assets, $2.9 million related to developments and redevelopments and $0.6 million from an increase in occupancy at the business centers. These amounts were offset by a decrease of $5.1 million due to the disposition of properties in 2006 and 2007. Included in the rental revenues for the six-month periods ended June 30, 2007 and 2006, is approximately $6.5 million and $7.8 million, respectively, of revenue resulting from the recognition of straight-line rents.

(B)	Other income for the three and six-month periods ended June 30, 2007 and 2006 was comprised of the following (in millions):

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Acquisition fees	$—	$—	$6.3	$—
Lease termination fees	2.2	0.7	3.5	7.5
Financings fees	1.4	0.4	1.4	0.4
Other miscellaneous	0.1	0.2	0.3	0.3

	$3.7	$1.3	$11.5	$8.2

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the six-month periods ended June 30, 2007 and 2006, general and administrative expenses were approximately 4.8% and 5.0%, respectively, of total revenues, including joint venture revenues, respectively. For the six-months ended June 30, 2007, the Company recorded a charge of approximately $4.1 million to general and administrative expense in connection with David M. Jacobstein’s departure as President of the Company. Excluding this charge, general and administrative expenses were 4.3% of total revenues for the six-months ended June 30, 2007. In addition, the Company incurred certain one time integration costs in connection with the IRRETI acquisition that have aggregated approximately $1.7 million for the six-month period ended June 30, 2007.

(D)	Other income/expense primarily relates to abandoned acquisition and development project costs. In 2006, the Company received proceeds of approximately $1.3 million from a litigation settlement.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(E)	The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues from operations (a)	$201,986	$103,545	$347,143	$204,705

Operating expense	65,359	34,040	113,925	66,649
Depreciation and amortization of real estate investments	49,210	20,236	79,653	39,848
Interest expense	66,505	30,124	112,137	58,499

	181,074	84,400	305,715	164,996

Income from operations before tax expense, gain on disposition of real estate and discontinued operations	20,912	19,145	41,428	39,709
Income tax expense	(2,297)	—	(4,545)	—
Gain on disposition of real estate	93,089	6	93,089	42
(Loss) income from discontinued operations, net of tax	(149)	(164)	(178)	221
Gain (loss) on disposition of discontinued operations, net of tax	1,080	(1,762)	738	(1,550)

Net income	$112,635	$17,225	$130,532	$38,422

DDR Ownership interests (b)	$21,747	$4,462	$28,257	$9,777

FFO from joint ventures are summarized as follows:
Net income	$112,635	$17,225	$130,532	$38,422
(Gain) loss on disposition of real estate, including discontinued operations	(91,441)	11	(91,441)	(19)
Depreciation and amortization of real estate investments	49,215	20,586	79,837	40,612

	$70,409	$37,822	$118,928	$79,015

DDR Ownership interests (b)	$31,313	$9,342	$44,872	$19,281

DDR Partnership distributions received, net (c)	$55,476	$11,656	$65,694	$19,680

(a)	Revenues for the three-month periods ended June 30, 2007 and 2006 included approximately $2.1 million and $1.1 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share is $0.3 million and $0.2 million, respectively. Revenues for the six-month periods ended June 30, 2007 and 2006 included approximately $3.7 million and $2.5 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share is $0.5 million for each period.

(b)	The Company’s share of joint venture net income was decreased by $0.1 million and increased by $0.1 million for the three-month periods ended June 30, 2007 and 2006, respectively. The Company’s share of joint venture net income was decreased by $0.4 million and increased by $0.2 million for the six-month periods ended June 30, 2007 and 2006, respectively. These adjustments reflect basis differences impacting amortization and depreciation and gain on dispositions. During the three month period ended June 30, 2007, the Company received $13.6 million of promoted income relating to the sale of assets from the DDR Markaz Joint Venture which is included in the Company’s proportionate share of net income and FFO.

At June 30, 2007 and 2006, the Company owned joint venture interests, excluding consolidated joint ventures, in 269 and 111 shopping center properties, respectively. In addition, at June 30, 2007, the Company owned 46 shopping center sites formerly owned by Service Merchandise through its 20% owned joint venture with Coventry II. At June 30, 2006, 52 of these Service Merchandise sites were formerly owned through an approximate 25% owned joint venture.

(c)	Distributions may include funds received from asset sales and refinancings in addition to ongoing operating distributions.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(F)	Minority equity interests are comprised of the following:

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Minority interests	$1,399	$1,413	$2,887	$3,153
Operating partnership units	569	534	1,138	1,068
Preferred operating partnership units	5,908	—	9,690	—

	$7,876	$1,947	$13,715	$4,221

The preferred operating partnership units were redeemed in June 2007.

(G)	During the first quarter of 2007, the Company released to income approximately $15.0 million of previously established valuation allowances against certain deferred tax assets as management had determined, due to several factors, that it is more likely than not that the deferred tax asset will be realized. The release was primarily due to the Company’s increased use of its taxable REIT subsidiaries relating to its merchant building program.

(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues	$12,585	$11,095	$22,625	$22,603

Expenses:
Operating	2,925	2,646	5,525	5,500
Interest, net	2,773	3,003	5,474	6,010
Depreciation	2,157	2,752	4,300	5,349

Total expenses	7,855	8,401	15,299	16,859

Income before gain on disposition of real estate	4,730	2,694	7,326	5,744
Gain on disposition of real estate	10,815	—	13,634	—

Net income	$15,545	$2,694	$20,960	$5,744

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million of Operating Partnership Units (OP Units) outstanding at June 30, 2007 and 2006, into 0.9 million common shares of the Company for both of the three-month periods ended June 30, 2007 and 2006, and 0.9 and 1.2 million for the six-month periods ended June 30, 2007 and 2006, respectively, on the weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 126.4 million and 111.1 million for the three-month periods ended June 30, 2007 and 2006, respectively, and 121.6 and 111.2 million for the six-month periods ended June 30, 2007 and 2006, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	June 30, 2007	(A)	December 31, 2006	(A)
Assets:
Real estate and rental property:
Land	$2,118,350		$1,768,702
Buildings	5,955,489		5,023,665
Fixtures and tenant improvements	226,201		196,275
Construction in progress	508,341		453,493

	8,808,381		7,442,135
Less accumulated depreciation	(925,976)		(861,266)

Real estate, net	7,882,405		6,580,869

Cash	46,019		28,378
Investments in and advances to joint ventures	636,731		291,685
Notes receivable	17,328		18,161
Receivables, including straight-line rent, net	186,494		152,161
Assets held for sale	—		5,324
Other assets, net	179,567		103,175

	$8,948,544		$7,179,753

Liabilities:
Indebtedness:
Revolving credit facilities	$380,000		$297,500
Unsecured debt	2,718,788		2,218,020
Mortgage and other secured debt	2,020,248		1,733,292

	5,119,036		4,248,812
Dividends payable	89,451		71,269
Other liabilities	259,553		241,556

	5,468,040		4,561,637
Minority interests	116,076		121,933
Shareholders’ equity	3,364,428		2,496,183

	$8,948,544		$7,179,753

(A)	Amounts include the consolidation of Mervyns, a 50% owned joint venture, which includes $405.8 million of real estate assets at June 30, 2007 and December 31, 2006, $258.5 million of mortgage debt at June 30, 2007 and December 31, 2006, and $76.1 million and $77.6 million of minority interest at June 30, 2007 and December 31, 2006, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	June 30, 2007	December 31, 2006

Land	$2,276,869	$933,916
Buildings	6,158,253	2,788,863
Fixtures and tenant improvements	109,283	59,166
Construction in progress	222,017	157,762

	8,766,422	3,939,707
Accumulated depreciation	(311,610)	(247,012)

Real estate, net	8,454,812	3,692,695
Receivables, including straight-line rent, net	92,014	75,024
Leasehold interests	14,831	15,195
Other assets	365,453	132,984

	$8,927,110	$3,915,898

Mortgage debt (a)	$5,463,316	$2,495,080
Notes and accrued interest payable to DDR	7,059	4,960
Other liabilities	163,579	94,648

	5,633,954	2,594,688
Accumulated equity	3,293,156	1,321,210

	$8,927,110	$3,915,898

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,021.1 million and $525.6 million at June 30, 2007 and December 31, 2006, respectively.